As filed with the U.S. Securities and Exchange Commission on March 27, 2025

Registration No. 333-282218

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVOGENE LTD.
(Exact name of Registrant as specified in its charter)

Israel	2870	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13 Gad Feinstein Street, Park Rehovot
Rehovot 7638517, Israel
Telephone: +972-8-931-1900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
50 Library Avenue, Suite 204
Newark, Delaware 19711
  (302)-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Mike Rimon, Adv. Jonathan M. Nathan, Adv. Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Evogene Ltd. (“Evogene” or the “Registrant”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (Registration No. 333-282218) (the “Registration Statement”) on September 19, 2024, which was declared effective by the SEC on September 27, 2024. The Registration Statement covers the resale from time to time by the Selling Shareholder identified in the prospectus that forms a part of the Registration Statement of up to 3,384,616 ordinary shares, par value NIS 0.2 per share, of Evogene (“ordinary shares”) that are issuable upon exercise of 3,384,616 ordinary warrants (the “ordinary warrants”) held by the Selling Shareholder.

This post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Registration Statement in order to include, in the Registration Statement, the Company’s audited consolidated financial statements and the notes thereto as of, and for the year ended, December 31, 2024, and certain other updated information.

No additional securities are being registered under this Post-Effective Amendment. This Post-Effective Amendment only covers the sale of the ordinary shares underlying the ordinary warrants by the Selling Shareholder from time to time.

All registration fees payable in connection with the registration of the sale of the ordinary shares by the Selling Shareholder were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED MARCH 27, 2025

EVOGENE LTD.

3,384,616 Ordinary Shares
Offered by the Selling Shareholder

This prospectus relates to the resale, from time to time, by the selling shareholder named herein, or the Selling Shareholder, or its pledgees, donees, transferees, or other successors in interest, of up to 3,384,616 of our ordinary shares, par value 0.2 New Israeli Shekels, or NIS, per share, or ordinary shares, that are issuable upon exercise of 3,384,616 ordinary warrants, or the ordinary warrants, held by the Selling Shareholder.

The ordinary warrants held by the Selling Shareholder were sold to it by our company in a private placement that was completed on August 26, 2024 pursuant to that certain securities purchase agreement, dated as of August 23, 2024, or the Securities Purchase Agreement, by and between our company and the Selling Shareholder. Pursuant to that private placement, we sold to the Selling Shareholder an aggregate of 3,384,616 ordinary warrants, consisting of 1,692,308 Series A ordinary warrants to purchase up to 1,692,308 ordinary shares, or the Series A warrants, and 1,692,308 Series B ordinary warrants to purchase up to 1,692,308 ordinary shares, or the Series B warrants. The Series A warrants have an exercise price of $3.55 per share, were immediately exercisable upon issuance and will expire five years from issuance. The Series B warrants have an exercise price of $3.55 per share, were immediately exercisable upon issuance and will expire eighteen months from issuance. The private placement was effected pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

The Selling Shareholder may sell the 3,384,616 ordinary shares underlying the ordinary warrants held by it in one or more offerings under this prospectus, for its own account. We will not receive any of the proceeds from the sale of ordinary shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $12.02 million in cash from the exercise of the ordinary warrants, assuming the exercise in full of all the ordinary warrants.

The Selling Shareholder may offer and sell any of the ordinary shares offered hereby from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of ordinary shares offered hereunder, the Selling Shareholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section titled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Shareholder may offer the ordinary shares for sale. The Selling Shareholder may sell any, all or none of the shares offered by this prospectus.

As of the date of this prospectus, our ordinary shares are listed and trade on the Nasdaq Capital Market under the symbol “EVGN”. The last reported sale price of our ordinary shares on March 26, 2025 was $1.32 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares, as well as the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, which we filed with the Securities and Exchange Commission on March 27, 2025, and in other documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2025

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Evogene Ltd., 13 Gad Feinstein Street, Park Rehovot, Rehovot 7638517, Israel, Attention: VP Legal Affairs & Company Secretary. The telephone number of our registered office is Telephone: +972-8-931-1900. See “Where You Can Find Additional Information.”

You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our ordinary shares or (2) our ordinary shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, www.evogene.com, does not constitute part of this prospectus.

As used herein, and unless the context suggests otherwise, the following terms have the following meanings:

•
“Evogene,” “we,” “us,” “our,” “our company” and “the Company” refer to Evogene Ltd. and its consolidated subsidiaries, consisting of: Ag Plenus Ltd., or Ag Plenus; Biomica Ltd., or Biomica; Casterra Ag Ltd., or Casterra; Lavie Bio Ltd., or Lavie Bio; and their consolidated subsidiaries.

•	“Articles” refers to our amended and restated articles of association, as currently in effect;
•	“Companies Law” refers to the Israeli Companies Law, 5759-1999;
•	“dollar” and “$” refer to U.S. dollars, the lawful currency of the United States;
•	“Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended;
•	“Nasdaq” refers to the Nasdaq Capital Market;
•	“NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel;
•	“ordinary shares” or “shares” refer to our ordinary shares, par value NIS 0.20 per share;
•
“private placement” refers to the private placement in which we sold 1,692,308 Series A warrants and 1,692,308 Series B warrants to the Selling Shareholder, which was completed pursuant to the Securities Purchase Agreement on August 26, 2024;

•
“registered direct offering” refers to the registered direct offering, to the Selling Shareholder, of 265,000 ordinary shares, together with pre-funded warrants to purchase up to 1,427,308 ordinary shares, which was completed pursuant to the Securities Purchase Agreement on August 26, 2024;

•	“SEC” refers to the United States Securities and Exchange Commission;
•	“Securities Act” refers to the United States Securities Act of 1933, as amended;
•	“Securities Purchase Agreement” refers to the securities purchase agreement, dated as of August 23, 2024, by and between our company and the Selling Shareholder;
•	“TASE” refer to the Tel Aviv Stock Exchange; and
•	“2024 annual report” refer to our Annual Report on Form 20-F for the year ended December 31, 2024, which we filed with the SEC on March 27, 2025.

All historical quantities of ordinary shares and per share data presented herein give retroactive effect to our 1-for-10 reverse share split effected after market close on July 24, 2024. Our ordinary shares began trading on a post-split adjusted basis at the start of trading on Nasdaq on July 25, 2024, and at the start of trading on the TASE on July 28, 2024.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to or incorporated by reference in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of that information.

Unless otherwise indicated, we have translated NIS amounts into U.S. dollars at an exchange rate of NIS 3.647 to $1.00, the representative exchange rate reported by the Bank of Israel on December 31, 2024.

PROSPECTUS SUMMARY

This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including the 2024 annual report, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” herein and in Item 3.D of the 2024 annual report.

Our Company

We are a leading computational biology company aiming to revolutionize life-science product development across several market segments, including human health, agriculture, and other industries, by utilizing cutting-edge computational technologies.

The main challenge in product development in the life science industry is finding the winning candidates out of a vast number of possible prospects that address a complex myriad of criteria to reach successful products. We believe that by utilizing an advanced computational biology platform to identify the most promising candidates addressing multiple development challenges toward successful life-science products, we can increase the probability of success while reducing time and cost.

To achieve this mission, we established our unique Computational Predictive Biology, or CPB, platform, leveraging big data and artificial intelligence and incorporating deep multidisciplinary understanding in life sciences. The CPB platform is the basis for three technology engines; each focused on the direction and acceleration of the discovery and development of products based on one of the following core components: Microbes - MicroBoost AI; Small molecules - ChemPass AI; and Genetic elements - GeneRator AI. In 2024, we emphasized our research and development efforts on MicroBoost AI and ChemPass AI. During 2025 we intend to direct our efforts by focusing further on the use of our ChemPass AI tech-engine in the field of AI powered drug discovery in the pharma market segment.  We intend to continue the support and development of the MicroBoost AI and GeneRator AI tech-engines based on the needs of our subsidiaries, with their funding.

We use our technological engines to support the development of life science-based products through dedicated subsidiaries and with strategic partners. Currently, our main activities are directed through our subsidiaries, that utilize the technological engines to develop human microbiome-based therapeutics by Biomica, ag-chemicals by AgPlenus, ag-biologicals by Lavie Bio and castor seeds for bio-based industrial applications by Casterra.

For additional information about our business, you should refer to our reports under the Exchange Act, referenced under the heading “Information Incorporated by Reference.” Before making an investment decision, you should read this entire prospectus, and our other filings with the SEC, including those filings incorporated herein and therein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Corporate Information

Our registered office and principal place of business is located at 13 Gad Feinstein Street, Park Rehovot, Rehovot 7638517, Israel, and our telephone number in Israel is +972 (8) 931-1900. Our website address is http://www.evogene.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. Our registered agent in the United States is Puglisi & Associates, whose address is 50 Library Avenue, Suite 204, Newark, Delaware 19711, United States.

THE OFFERING

Ordinary shares outstanding as of the date of this prospectus	6,672,173 ordinary shares.

Ordinary shares offered by the Selling Shareholder
3,384,616 ordinary shares constituting the ordinary shares underlying the Series A warrants and the Series B warrants, or, together, the ordinary warrants, issued by us to the Selling Shareholder in an August 26, 2024 private placement.

Each ordinary warrant has an exercise price per share of $3.55 and was exercisable immediately upon issuance. The Series A warrants will expire on the five-year anniversary of the date of issuance (i.e., on August 26, 2029), while the Series B warrants will expire on the 18-month anniversary of the date of issuance (i.e., on February 26, 2026).

Ordinary shares to be outstanding after this offering (1)	10,056,789 ordinary shares, assuming the exercise in full of all 3,384,616 of the ordinary warrants for cash and without adjustment.

Use of proceeds
The Selling Shareholder will receive all of the proceeds from the sale of any ordinary shares sold by it pursuant to this prospectus. We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholder (although we may receive proceeds from any exercise of the ordinary warrants, to the extent such warrants are exercised by the Selling Shareholder). See “Use of Proceeds” in this prospectus.

Listing	Our ordinary shares are listed for trading on the Nasdaq Capital Market and on the TASE, in each case under the symbol “EVGN”.

Risk Factors
Investing in our securities is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4, including the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our 2024 annual report, which we filed with the SEC on March 27, 2024.

(1)
The number of ordinary shares outstanding immediately after this offering is based on 6,672,173 ordinary shares outstanding as of March 17, 2025. That number of outstanding ordinary shares excludes, as of such date:

•	772,974 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of $14.07 per share;
•	16,070 ordinary shares issuable upon the settlement of outstanding restricted shares units, or RSUs, having no exercise price;
•	88,326 ordinary shares reserved for future issuance under our equity incentive plans; and
•	126,000 of the 1,427,308 ordinary shares issuable upon exercise of the pre-funded warrants sold in our registered direct offering on August 26, 2024.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2024 annual report, which we filed with the SEC on March 27, 2025, as updated by other reports and documents we file with, or furnish to, the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference”. If one or more of those risks is actualized, that could adversely impact our business, financial condition or results of operations.

Risks Relating to this Offering and to an Investment in our Ordinary Shares

We have issued an aggregate of 1,566,308 ordinary shares (including 1,301,308 ordinary shares issued upon the exercise of pre-funded warrants), and may issue up to an additional 126,000 ordinary shares underlying pre-funded warrants and 3,384,616 ordinary shares underlying ordinary warrants that we have sold in private and public financings that we completed during August 2024. Shareholders may experience significant dilution as a result of those financings and potential future financings that we may effect.

We have already sold large quantities of our ordinary shares and ordinary share equivalent securities pursuant to previous public and private offerings of our equity and equity-linked securities during August 2024, when we issued and sold 1,427,308 pre-funded warrants and 3,384,616 ordinary warrants, each of which may be exercised for ordinary shares on a one-for-one basis at any time. Of the ordinary shares underlying those warrants, an aggregate of 1,301,308 have already been issued as a result of warrant exercises. We currently have an effective shelf registration statement on Form F-3 (333-277565), for the sale of up to $200,000,000 of our ordinary shares, warrants, rights and/or units, of which approximately $5.6 million has been sold.

Purchasers of ordinary shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional ordinary shares or other equity securities exercisable for ordinary shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional ordinary shares or other ordinary share equivalents would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the relative voting strength of each previously outstanding ordinary share may be diminished; and
•	the market price of our ordinary shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.

The exercise of the Series A warrants and the Series B warrants and the issuance of up to 3,384,616 ordinary shares underlying those warrants could cause our existing shareholders to experience dilution.

The Selling Shareholder identified herein may sell from time to time up to 3,384,616 ordinary shares, constituting the shares underlying the Series A warrants and the Series B warrants, which constitutes approximately 50.73% of our issued and outstanding ordinary shares as of the date of this prospectus. Such sales could cause the market price of our ordinary shares to decline.

Purchasers of the ordinary shares, as well as our existing shareholders, will experience significant dilution if the Selling Shareholder identified herein sells shares at prices significantly below the price at which it invested. In addition, we may also offer additional ordinary shares in the future, which may result in additional significant dilution.

Future issuances or sales, or the potential for future issuances or sales, of our ordinary shares may cause the trading price of our ordinary shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of ordinary shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our ordinary shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our ordinary shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our ordinary shares could decline due to sales, or the announcements of proposed sales, of a large number of ordinary shares in the market, including sales of ordinary shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of ordinary shares or other equity-related securities would have on the market price of our ordinary shares.

Our Articles authorize our Board of Directors to, among other things, issue additional ordinary shares or securities convertible or exchangeable into ordinary shares, without shareholder approval. We may issue such additional ordinary shares or convertible securities to raise additional capital. The issuance of any additional ordinary shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our ordinary shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our ordinary shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our ordinary shares may not be sustained.

Although our ordinary shares are listed on The Nasdaq Capital Market and TASE, the market for our ordinary shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our ordinary shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our ordinary shares currently trade on The Nasdaq Capital Market and TASE. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our ordinary shares may not necessarily be a reliable indicator of our fair market value. The price at which our ordinary shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our ordinary shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our ordinary shares will provide a return to our shareholders.

Resales of our ordinary shares in the public market during this offering by our shareholders may cause the market price of our ordinary shares to fall.

Sales of a substantial number of our ordinary shares could occur at any time. The issuance of new ordinary shares could result in resales of our ordinary shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our ordinary shares.

Nasdaq may delist our ordinary shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

We are required to meet the continued listing requirements of Nasdaq, including those regarding minimum share price. In particular, we are required to maintain a minimum bid price for our listed ordinary shares of $1.00 per share.

On September 18, 2023, we received a written notification from Nasdaq, which stated that because the closing bid price of our ordinary shares for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we had a grace period of 180 days to regain compliance until March 18, 2024. On March 20, 2024, we announced that we received a letter from the Nasdaq Stock Market LLC pursuant to which Nasdaq granted us an extension until September 16, 2024, to regain compliance with the minimum bid price requirement.

On July 24, 2024, we effectuated a 1-for-10 reverse share split in order to regain compliance with Nasdaq Listing Rule 5550(a)(2). As a result, we were informed by Nasdaq on August 8, 2024 that we had regained compliance.

A future decline in the closing price of our ordinary shares on Nasdaq could result in suspension or delisting procedures in respect of our ordinary shares. Under recent amendments adopted to the Nasdaq listing rules, an additional reverse share split within 12 months after our prior reverse share split would not enable us to remain listed on Nasdaq even if it would restore our share price to above $1.00. In the event that our ordinary shares are delisted from Nasdaq due to our failure to continue to comply with the requirements for continued listing on Nasdaq, and are not eligible for listing on another national securities exchange, and trading in our ordinary shares and warrants could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our ordinary shares and warrants, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our ordinary shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange, and we could suffer reputational damage and diminished investor, supplier, and employee confidence.

Finally, if the volatility in the broader capital markets increases, that could have an adverse effect on the market price of our ordinary shares, regardless of our operating performance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this report, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements. The forward-looking statements in this prospectus should be read together with the risks described in reports or other documents we file with or furnish to the SEC, including the 2024 annual report and “Risk Factors” above.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $12.02 million in cash from the exercise of the ordinary warrants, assuming the exercise in full of all the warrants, which we intend to use for research and development, working capital, investments in our subsidiaries, sales and marketing activities and for general corporate purposes. We may also use a portion of the net of proceeds from the exercise of any warrants by the Selling Shareholder to acquire or invest in technologies, products and/or businesses that we believe are complementary to ours.

The Selling Shareholder will receive all of the net proceeds from the sale of any ordinary shares offered by it under this prospectus. See “Selling Shareholder”. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholder in disposing of these ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the ordinary shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024:

•	on an actual basis;

•
on a pro-forma basis to give effect to the issuance of (i) 281,000 ordinary shares, which constitute the ordinary shares issuable upon exercise of the remaining (as of December 31, 2024) outstanding pre-funded warrants sold in our registered direct offering in August 2024, and (ii) an additional 3,384,616  ordinary shares issuable upon exercise of the ordinary warrants that were issued in the concurrent private placement that was completed on August 26, 2024.

	As of December 31, 2024
	Actual	Pro forma
	(unaudited)
	(U.S. Dollars, in thousands)

Cash and cash equivalents	$15,301	$27,316
Short-term bank deposits	10	10
Total liabilities	$25,026	$22,150
Equity:
ordinary shares, par value NIS 0.20 per share:
ordinary shares authorized (actual): 15,000,000
ordinary shares issued and outstanding (actual): 6,514,589
ordinary shares outstanding (pro forma): 10,180,205	$363	$564
Share premium and other capital reserve	272,257	286,948
Accumulated deficit	(274,071)	(277,110)
Equity attributable to equity holders of the Company	(1,451)	10,402
Non-controlling interests	16,289	16,289
Total equity	$14,838	$26,691
Total capitalization and indebtedness	$39,864	$48,841

The above calculation is based on 6,514,589 ordinary shares outstanding as of December 31, 2024 and excludes, as of that date:

•	594,088 ordinary shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $18.72 per ordinary share;
•	19,806 ordinary shares issuable upon the vesting and settlement of outstanding RSUs; and
•	263,452 ordinary shares reserved for future issuance under our incentive plans.

SELLING SHAREHOLDER

This prospectus relates to the sale of up to 3,384,616 ordinary shares that the Selling Shareholder may sell in one or more offerings upon exercise of some or all of the Series A warrants and Series B warrants that the Selling Shareholder purchased from us in a private placement under the terms of the Securities Purchase Agreement. Prior to the date of this prospectus, the Selling Shareholder has not sold any of those ordinary shares, under the registration statement of which this prospectus forms a part, leaving 3,384,616 ordinary shares that may be sold by the Selling Shareholder as of the date of this prospectus. The table below sets forth information about the maximum number of ordinary shares that may be offered from time to time by the Selling Shareholder under this prospectus. The Selling Shareholder identified below may currently hold or acquire ordinary shares in addition to those registered hereby. In addition, the Selling Shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its ordinary shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of our ordinary shares, ordinary warrants and pre-funded warrants. In addition, to our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

Prior to the closing of any of the sales of securities to the Selling Shareholder under the Securities Purchase Agreement, the Company had 5,100,438 ordinary shares issued and outstanding. On August 26, 2024, we closed the transactions contemplated by the Securities Purchase Agreement between us and the Selling Shareholder, which consisted of two separate, concurrent transactions- (i) a registered direct offering and (ii) a private placement.

Pursuant to the registered direct offering, we issued and sold to the Selling Shareholder 265,000 ordinary shares, together with 1,427,308 pre-funded warrants to purchase 1,427,308 ordinary shares. That registered direct offering was registered under a separate prospectus supplement constituting a part of the prospectus in our registration statement on Form F-3, SEC file number 333-277565, and is not covered by this prospectus.

In a concurrent private placement effected pursuant to the Securities Purchase Agreement, we issued and sold 3,384,616 ordinary warrants to the Selling Shareholder, consisting of 1,692,308 Series A warrants and 1,692,308 Series B warrants, each of which is exercisable for one ordinary share.

In the aggregate, the registered direct offering and private placement transactions contemplated by the Securities Purchase Agreement resulted in our issuance of 5,076,924 ordinary shares and/or ordinary share equivalents, which constituted approximately 99.5% of the issued and outstanding shares of the Company prior to the transactions.

We have prepared the following table based on information supplied to us by the Selling Shareholder on or prior to March 19, 2025.

Selling Shareholder	Total Number of Ordinary Shares Owned Prior to the Date of This Prospectus (1)	Total Number of Ordinary Shares Underlying the Ordinary Warrants Owned as of the Date of This Prospectus	Percentage of Outstanding Ordinary Shares Owned Prior to the Date of This Prospectus (2)	Maximum Number of Ordinary Shares Which May Be Sold in This Offering (3)	Percentage of Outstanding Ordinary Shares Which May Be Sold in This Offering(4)	Number of Ordinary Shares Owned Following This Offering (5)	Percentage of Outstanding Ordinary Shares Owned Following This Offering(2)
Armistice Capital, LLC (6)	443,094	3,384,616	37.6%	3,384,616	33.2%	443,094	4.4%

(1)
Included as ordinary shares “owned” for purposes of this column are the 317,094 ordinary shares, plus 126,000 ordinary shares underlying pre-funded warrants, held by the Selling Shareholder as of the date of this prospectus, but not the 3,384,616 ordinary shares underlying the 3,384,616 ordinary warrants issued to the Selling Shareholder in the August 2024 private placement (the shares underlying those ordinary warrants are instead reflected in the next column - “Total Number of Ordinary Shares Underlying the Ordinary Warrants Owned as of the Date of This Prospectus”).

(2)
Percentage ownership is based on 6,672,173 outstanding ordinary shares as of the date of this prospectus, while also including as outstanding for purposes of calculating such percentage, an additional (i) 126,000 ordinary shares underlying remaining outstanding unexercised pre-funded warrants held by the Selling Shareholder, which are currently exercisable, and (ii) 3,384,616 ordinary shares underlying ordinary warrants still held by the Selling Shareholder, which are also currently exercisable. In actuality, under the terms of each of the foregoing pre-funded warrants and ordinary warrants, the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding ordinary shares of the Company at any given time.

(3)	Consists of the 3,384,616 ordinary shares underlying ordinary warrants held by the Selling Shareholder (all of which were issued in the private placement to the Selling Shareholder in August 2024).
(4)
The percentage of outstanding ordinary shares which may be sold in this offering considers, as outstanding ordinary shares, (i) the 3,384,616ordinary shares underlying the ordinary warrants, which ordinary shares may be sold in this offering, as well as (ii) the 126,000 ordinary shares underlying the remaining pre-funded warrants held by the Selling Shareholder, which are currently exercisable.

(5)
Assumes that the Selling Shareholder will sell all of the3,384,616 ordinary shares underlying the ordinary warrants that may be sold pursuant to this prospectus, but will not sell any of the other ordinary shares beneficially owned by it, consisting of (a)317,094 ordinary shares  and (b) 126,000 ordinary shares underlying remaining unexercised pre-funded warrants (out of the 1,427,308 pre-funded warrants that were purchased by the Selling Shareholder in the registered direct offering pursuant to the Securities Purchase Agreement and which are deemed to be outstanding ordinary shares for purposes of this table). In actuality, under the terms of the pre-funded warrants, the Selling Shareholder may not hold more than 4.99% of the total issued and outstanding ordinary shares of the Company at any given time.

(6)
The ordinary shares of the Company appearing in this row (including ordinary shares issuable upon exercise of pre-funded warrants and ordinary warrants) are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Each of Armistice Capital and Mr. Boyd disclaims beneficial ownership of the subject ordinary shares except to the extent of its or his (as applicable) respective pecuniary interests therein.

PLAN OF DISTRIBUTION

We have registered the sale of the 3,384,616 ordinary shares (underlying all originally issued ordinary warrants) under this prospectus on behalf of the Selling Shareholder. The Selling Shareholder, which, as used herein includes donees, pledgees, transferees, or other successors-in-interest selling those ordinary shares or interests in those ordinary shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the subject ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the subject ordinary shares owned by such shareholder and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the subject ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Shareholder(s) to include the pledgee, transferee, or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder may use any one or more of the following methods when disposing of its shares pursuant to this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the effective date of the registration statement of which this prospectus forms a part;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

In connection with the sale of ordinary shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholder may also sell ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the ordinary shares are sold through broker dealers, the Selling Shareholder will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholder from the sale of the ordinary shares offered by it will be the purchase price of the ordinary shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering (although we will receive proceeds from the exercise of the ordinary warrants under which the ordinary shares being sold in this offering will be issued).

The Selling Shareholder also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers, or agents that participate in the sale of our ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus or, to the extent permissible, in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares to be sold under this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholder and any other person participating in a distribution of the ordinary shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholder and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares under this prospectus to engage in market-making activities with respect to the ordinary shares.

DESCRIPTION OF SHARE CAPITAL

You should carefully review the description of our share capital under the heading “Item 10. Additional Information- B. Memorandum and Articles of Association” in, and in Exhibit 2.1 to, our 2024 annual report, which report is incorporated by reference herein. We have provided the following summary of our share capital, which reflects that information included in the 2024 annual report:

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-283872-3. Our purpose as set forth in our articles, is to engage in any lawful business.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. Shareholder voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Except as otherwise disclosed herein, an amendment to our articles to change the rights of our shareholders requires the prior approval of a simple majority of our shares represented and voting at a general meeting and, to the extent applicable, of the holders of a class of shares whose rights are being affected.

Share Ownership Restrictions

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association, or the articles, or the laws of the State of Israel, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of ordinary shares.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles, our directors, other than external directors (to the extent required to be elected), are elected at each annual general meeting of the shareholders, upon expiration of the term of office, by the holders of a simple majority of our ordinary shares present in person or by proxy at such meeting (excluding abstentions). As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting and voting thereon (excluding abstentions) have the power to elect any or all of our directors. Vacancies on our board of directors, resulting from a resignation or other termination of service by a then serving director, or an additional authorized seat on our board of directors, may be filled by a vote of a simple majority of the directors then in office.

Dividend and Liquidation Rights

Under Israeli law, we may declare and pay a dividend only if, upon the reasonable determination of our board of directors, the distribution will not prevent us from being able to meet the terms of our existing and contingent obligations as they become due. Under the Israeli Companies Law, 5759-1999, or the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings and earnings legally available for distribution, as defined in the Companies Law, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro-rata basis. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under the Companies Law, we are required to convene an annual general meeting of our shareholders once every calendar year, not more than 15 months following the preceding annual general meeting. Our board of directors may convene a special general meeting of our shareholders and is required to do so at the request of two directors or one quarter of the members of our board of directors, or at the request of one or more holders of 10% or more of our share capital and 1% of our voting power, or the holder or holders of 10% or more of our voting power. All shareholder meetings require prior notice of at least 21 days and, in certain cases, 35 days. The chairperson of our board of directors or another one of our directors authorized by our board of directors presides over our general meetings. If either of such persons is not present within 15 minutes from the appointed time for the commencement of the meeting, the directors present at such meeting shall appoint one of our directors as the chairperson for such meeting, and if they fail to do so, then the shareholders present shall appoint one of our directors to act as chairperson, and if no director is present, then one of the shareholders present at such meeting shall act as chairperson. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, only shareholders of record on a date decided upon by the board of directors, which may be between four and 60 days prior to the date of the meeting (depending on the type of meeting and whether written proxies are being used) are entitled to participate and vote at a general meeting of shareholders.

Quorum

Under our articles, the quorum required for a meeting of shareholders consists of at least two shareholders present in person, by proxy or by written ballot, who hold or represent between them at least 25% of our voting power. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (without requirement of additional notification to the shareholders), or to a later time, if indicated in the notice to the meeting or to such other time and place as determined by the board of directors in a notice to our shareholders. At the reconvened meeting, if a quorum is not present within half an hour from the appointed time for the commencement of the meeting, the meeting will take place so long as at least one shareholder is present (regardless of the voting power held or represented by any such shareholder(s)), unless the meeting was called pursuant to a request by our shareholders, in which case the quorum required is the number of shareholders required to call the meeting as described under “—Shareholder Meetings” above.

Resolutions

Under the Companies Law, unless otherwise provided in the articles or applicable law, all resolutions of the shareholders require a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot, and voting on the resolution (excluding abstentions).

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles our financial statements and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Modification of Class Rights

The rights attached to any class of share (to the extent that we may have separate classes of shares in the future), such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of our shares represented at the meeting and the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares or a class of shares of an Israeli public company such as ours and who would, as a result, own more than 90% of the target company’s issued and outstanding share capital or of a certain class of its shares, is required by the Companies Law to make a full tender offer (as defined in the Companies Law) to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or class of shares. If either (i) the shareholders who do not accept the offer hold, in the aggregate, less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a shareholder that had its shares so transferred, whether or not it accepted the tender offer (unless otherwise provided in the offering memorandum for the tender offer), may, within six months from the date of acceptance of the tender offer, petition the court based on a claim that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. If both of the foregoing conditions (i) and (ii) are not satisfied, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the full tender offer. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser.

Special Tender Offer

Under the Companies Law, an acquisition pursuant to which a purchaser shall hold (i) a “controlling stake”, which is defined as 25% or more of the voting rights (assuming that no other shareholder holds a controlling stake), or (ii) more than 45% of the voting rights (assuming that no other shareholder owns more than 45% of the voting rights), of a public company such as ours may not be performed by way of market accumulation, but only by way of a special tender offer (as defined in the Companies Law) made to all of the company’s shareholders on a pro rata basis. A special tender offer may not be consummated unless a majority of the shareholders who have submitted their response to the offer have approved it. In counting the total votes of responding shareholders, shares held by the controlling shareholders, shareholders who have a conflict of interest with respect to the offer (referred to under the Companies Law as a “personal interest”), shareholders who own 25% or more of the voting rights in the company, relatives or representatives of any of the above, and the bidder, and corporations under their respective control, shall not be taken into account. A shareholder may object to such a tender offer without such objection being deemed as a waiver of his, her or its right to sell shares to the bidder if the offer is approved by a majority of the company’s shareholders despite the subject shareholder’s objection. Shares purchased by the bidder in violation of the foregoing rules shall become “dormant shares” and shall not grant the bidder any rights so long as they are held by the bidder. If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the initial tender offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements do not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange include provisions limiting the percentage of control which may be acquired or requiring that the acquisition of such percentage of control requires making a tender offer to the public. However, we believe that the Israeli Securities Authority’s current opinion is that such leniency does not apply with respect to companies such as ours whose shares are listed for trading on stock exchanges in the United States, including the Nasdaq.

Merger

The Companies Law requires that a merger transaction must be approved by (i) each party’s board of directors, and, unless certain requirements described under the Companies Law are met, (ii) a majority of each party’s shares (including, if relevant, a majority of each class of shares of each party) voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger requires approval by a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party. If the merger would have been approved if not for (a) the required separate approval of each class of shares of the merging party (if relevant), or (b) the exclusion of the votes of certain shareholders, as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of the merging party, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those accompanying our ordinary shares, including shares providing certain preferred rights, distributions or other rights, including preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, the holders of such class of shares, depending on the specific rights to which they may be entitled, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares would require the amendment of our articles, which requires the prior approval of the holders of a majority of our shares present and voting at a general meeting. However, the TASE rules and regulations prohibit a listed company from having more than one class of shares listed, and the TASE’s current position is that a listed company may not issue or list preferred shares. Therefore, assuming that the TASE’s current position does not change, as long as our ordinary shares are listed on the TASE, we will be prohibited from issuing preferred shares.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the ordinary shares being registered under the registration statement of which this prospectus forms a part, all of which have been, or will be, paid by us.

SEC registration fee(1)	$1,431.27
Legal fees and expenses	$28,000
Accounting fees and expenses	$10,000
Miscellaneous	$1,500
Total	$40,931.27

(1)	SEC registration fee was paid in connection with the initial filing of Registration Statement on Form F-1 (File No. 333-282218).

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters concerning this prospectus were passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of Evogene Ltd. appearing in Evogene Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

The registration statement on Form F-1 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). Our filings are also available on our website at http://www.evogene.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the SEC’s website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the SEC and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Exchange Act:

•	our annual report on Form 20-F (SEC file number 001-36187) for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025; and

•
the description of our ordinary shares contained in Form 8-A, File No. 001-36187, filed with the SEC on December 29, 2016, as supplemented by Exhibit 2.1 to our annual report on Form 20-F for the year ended December 31, 2024.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Information Provided by the Company

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to those documents. You should direct any requests for documents to

Evogene Ltd.
13 Gad Feinstein Street, Park Rehovot
Rehovot, 7638517, Israel
Attn: VP Legal Affairs & Company Secretary
Telephone number: +972-8-9311-971.

Copies of these filings and submissions may also be accessed at our website, https://www.evogene.com/. Information contained in our website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon certain of our directors and officers and the Israeli experts named in this prospectus whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a significant portion of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws based on the reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgments does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of any offering, or any purchase or sale of securities in connection with any offering, under this prospectus.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debt or to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index, plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,384,616 Ordinary shares
Offered by the Selling Shareholder

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, pursuant to an undertaking made either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification (ours contain such a provision):

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968, or the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure and indemnify an office holder against the aforementioned liabilities as well as the following liabilities:

•	any breach of duty of care to us or to a third party;

•	any other action which is permitted by law to insure an office holder against;

•
any expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law, including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendments), 5771-2011, and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

•	any financial liability in favor of a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or administrative fine or forfeit levied against the office holder.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

Under the Companies Law, exculpation, indemnification and insurance for office holders in a public company must be approved by the compensation committee and the board of directors, and, with respect to certain office holders or under certain circumstances, also by the shareholders. We have obtained the foregoing approvals with respect to our office holders, and have entered into agreements with each of our office holders exculpating them to the fullest extent permitted by law and by our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. If the amount equal to 25% of our shareholders’ equity is insufficient to cover all indemnity amounts payable with respect to all indemnifiable directors and executive officers, such amount will be allocated among our directors and executive officers pro rata, in accordance with their relative culpabilities, as finally determined by a court with respect to a particular claim. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement. In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities.

Private Placement

In the private placement that we completed on August 26, 2024, we sold to Armistice Capital Master Fund Ltd. unregistered Series A warrants to purchase up to 1,692,308 ordinary shares and unregistered Series B warrants to purchase up to 1,692,308 ordinary shares. Each Series A warrant to purchase one ordinary share and Series B warrant to purchase one ordinary share were sold in the private placement together with one ordinary share (or pre-funded warrant to purchase one ordinary share) that was sold in a registered direct offering, at a combined purchase price of $3.25.

The Series A warrants have an exercise price of $3.55 per share, were immediately exercisable upon issuance and will expire five years from issuance. The Series B warrants have an exercise price of $3.55 per share, were immediately exercisable upon issuance and will expire eighteen months from issuance.

The total gross proceeds to Evogene from the private placement, together with the registered direct offering, were $5.5 million.

As part of the private placement and registered direct offering, we also entered into a letter agreement, or the Placement Agency Agreement, with A.G.P./Alliance Global Partners, as sole placement agent, or the Placement Agent, dated August 23, 2024, pursuant to which the Placement Agent agreed to serve as the placement agent for our company in connection with those transactions. We paid the Placement Agent a cash placement fee equal to 7.0% of the gross proceeds received from the sale of the securities in those transactions.

The Series A warrants and the Series B warrants issued in the private placement and the ordinary shares underlying the Series A warrants and Series B warrants were offered in the private placement in reliance on Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder and the transaction was not registered under the Securities Act or applicable state securities laws.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description of Exhibits

3.1
Second Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 27, 2025)

4.1	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 23, 2024)
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 23, 2024)
4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.3 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 23, 2024)
5.1
Opinion of Meitar Law Offices, Israeli counsel to Evogene (incorporated by reference to Exhibit 5.1 to Evogene’s Registration Statement on Form F-1 (Registration No. 333-282218), filed with the SEC on September 19, 2024).

10.1
Securities Purchase Agreement, dated as of August 23, 2024, by and between Evogene and Armistice Capital Master Fund Ltd., as purchaser (incorporated by reference to Exhibit 10.1 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 23, 2024)

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 to Evogene’s Registration Statement on Form F-1, as amended (Registration No. 333-191315))
10.3	Evogene Share Option Plan (2002) (incorporated by reference to Exhibit 10.10 to Evogene’s Registration Statement on Form F-1, as amended (Registration No. 333-191315))
10.4	Evogene Ltd. Key Employee Share Incentive Plan, 2003 (incorporated by reference to Exhibit 10.11 to Evogene’s Registration Statement on Form F-1, as amended (Registration No. 333-191315))
10.5	Evogene Ltd. 2013 Share Option Plan (incorporated by reference to Exhibit 10.12 to Evogene’s Registration Statement on Form F-1, as amended (Registration No. 333-191315))
10.6
2015 U.S. Addendum to Evogene Ltd. 2013 Share Option Plan (incorporated by reference to Exhibit A to the proxy statement for Evogene’s special general meeting of shareholders held on March 15, 2016, annexed as Exhibit 99.1 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on February 4, 2016)

10.7	Evogene Ltd. 2021 Share Incentive Plan (incorporated by reference to Appendix B of Exhibit 99.2 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on June 23, 2021)
10.8	Evogene Ltd. Officers Compensation Policy (incorporated by reference to Exhibit 4.6 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on March 31, 2022)
10.9
Share Purchase Agreement, dated as of August 6, 2019, by and among Evogene Ltd., Lavie Bio Ltd., Lavie Bio Inc., Lavie Tech Inc., Pioneer Hi-Bred International, Inc. and Taxon Biosciences, Inc. (incorporated by reference to Exhibit 4.7 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024)*

10.10
Sales Agreement, dated March 28, 2024, by and between Evogene and Lake Street Capital Markets, LLC (incorporated by reference to Exhibit 10.1 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 28, 2024)

10.11
Share Purchase Agreement dated December 21, 2022 by and among Biomica Ltd., Evogene Ltd. and Shanghai Healthcare Capital (incorporated by reference to Exhibit 4.9 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 30, 2023)*

10.11
SAFE Agreement dated August 11, 2022 between Lavie Bio Ltd. and BKG Finance GmbH (incorporated by reference to Exhibit 4.10 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 30, 2023)*

10.13
Master Supply Agreement for Supply of Castor Planting Seeds between Casterra Ag Ltd. and ENI dated June 2, 2023 (incorporated by reference to Exhibit 4.12 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024)*

10.14
Securities Purchase Agreement dated as of July 17, 2023, by and between Evogene Ltd. and the purchasers therein. (incorporated by reference to Exhibit 10.1 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on July 17, 2023)

10.15
Placement Agency Agreement, dated July 17, 2023, by and between Evogene Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to Evogene’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on July 17, 2023)

21.1	List of subsidiaries of Evogene (incorporated by reference to Exhibit 8.1 to Evogene’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 30, 2023)
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of EY Global Consent of Kost Forer Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm
23.2	Consent of Meitar Law Offices (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page to Evogene’s Registration Statement on Form F-1 (Registration No. 333-282218), filed with the SEC on September 19, 2024)
107.1	Calculation of Filing Fee Table (incorporated by reference to Exhibit 5.1 to Evogene’s Registration Statement on Form F-1 (Registration No. 333-282218), filed with the SEC on September 19, 2024).

*In accordance with the rules of the SEC certain confidential information contained in this exhibit, has been omitted because it (i) is not material and (ii) is the type that the Company treats as private or confidential.

(b) Financial Statements

The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such statements, which index to the financial statements is incorporated herein by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on March [   ], 2025.

By:	/s/ Ofer Haviv
Name:	Ofer Haviv
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairperson of the Board of Directors	March 27, 2025
Sarit Firon

*	Chief Executive Officer and President	March 27, 2025
Ofer Haviv	(Principal Executive Officer)

/s/ Yaron Eldad	Chief Financial Officer	March 27, 2025
Yaron Eldad	(Principal Financial and Accounting Officer)

*	Director	March 27, 2025
Dan Falk

*	Director	March 27, 2025
Nir Nimrodi

*	Director	March 27, 2025
Dr. Adrian Percy

*	Director	March 27, 2025
Leon Y. Recanati

*	Director	March 27, 2025
Prof. Oded Shoseyov

*By: /s/ Yaron Eldad, attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Evogene Ltd., has signed this registration statement on March 27, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates